Exhibit 10

As of

December 7, 2006

VIA DHL EXPRESS

Samuel J. Simon, Esq.

Senior Vice President, General Counsel

Infinity Property and Casualty Corporation

2204 Lakeshore Drive

Birmingham, AL 35209

RE: REINSURANCE AGREEMENT

Dear Sam:

In the Side Letter dated December 11, 2003, American Financial Group, Inc., on behalf of itself and its subsidiaries and affiliates (“AFG”) and Infinity Property and Casualty Corporation, on behalf of itself and its subsidiaries and affiliates (“IPCC”) agreed that “the Reinsurance Agreement effective January 1, 2003 by and between Great American Insurance Company and Windsor Insurance Company, an affiliate of IPCC (“Reinsurance Agreement”), and related documents require IPCC (a) to transition all personal lines policies comprising the Assumed Agency Business (defined in the Reinsurance Agreement as “Reassured’s Business”) off of AFG company paper and systems throughout the term of the Reinsurance Agreement and, if necessary, thereafter, until all such policies are fully transitioned and (b) whether or not any such policies remain on AFG company paper at the end of the term, to reinsure 100% and fully service and support any and all such policies for as long as they remain on AFG company paper.”

Further, the parties agreed “to extend the term of the Reinsurance Agreement to document their respective obligations with respect to any policies remaining on AFG company paper or systems, including IPCC’s obligation to continue providing statistical data and other reporting, as well as its obligation to continue paying AFG costs to support the Assumed Agency Business that may extend beyond the current term of the Services Agreement.”

Despite IPCC’s efforts, personal lines policies comprising the Assumed Agency Business continue to be written on AFG company paper and systems. As such, the parties agree that any such policy, whenever issued or renewed, shall be 100% reinsured by IPCC in accordance with the Reinsurance Agreement, notwithstanding any language in the Reinsurance Agreement concerning a termination date or the duration thereof. IPCC’s obligations with respect to reporting, transitioning off of AFG company paper, servicing and supporting any and all such policies continue, notwithstanding any language in the Reinsurance Agreement concerning a termination date or the duration thereof.

Sam Simon, Esq.

Infinity Property and Casualty Corporation

December 7, 2006

Further, AFG elects to increase the fronting fee to 4% of direct written premium for 2007.

Please evidence your agreement to the terms of this letter by signing where indicated below and returning a fully executed copy to me.

Sincerely,

American Financial Group, Inc.

By:	/s/ James C. Kennedy	(Jan. 26, 2007)
Name:	James C. Kennedy
Title:	Vice President

AGREED AND ACKNOWLEDGED:

Infinity Property and Casualty Corporation

By:	/s/ Samuel J. Simon
Name:	Samuel J. Simon
Title:	Senior Vice President